A special meeting of each fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	14,522,332,216.85	94.660
Withheld	819,294,377.32	5.340
TOTAL	15,341,626,594.17	100.000
Albert R. Gamper, Jr.
Affirmative	14,534,498,647.30	94.739
Withheld	807,127,946.87	5.261
TOTAL	15,341,626,594.17	100.000
Abigail P. Johnson
Affirmative	14,549,620,733.71	94.838
Withheld	792,005,860.46	5.162
TOTAL	15,341,626,594.17	100.000
Arthur E. Johnson
Affirmative	14,557,384,097.47	94.888
Withheld	784,242,496.70	5.112
TOTAL	15,341,626,594.17	100.000
Michael E. Kenneally
Affirmative	14,580,018,836.16	95.036
Withheld	761,607,758.01	4.964
TOTAL	15,341,626,594.17	100.000
James H. Keyes
Affirmative	14,551,058,363.81	94.847
Withheld	790,568,230.36	5.153
TOTAL	15,341,626,594.17	100.000
Marie L. Knowles
Affirmative	14,569,795,941.99	94.969
Withheld	771,830,652.18	5.031
TOTAL	15,341,626,594.17	100.000
	# of Votes	% of Votes
Kenneth L. Wolfe
Affirmative	14,514,833,058.38	94.611
Withheld	826,793,535.79	5.389
TOTAL	15,341,626,594.17	100.000

A Denotes trust-wide proposal and voting results.